Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-44854) pertaining to the Perficient, Inc. 401(k) Employee Savings Plan, the Registration Statements (Form S-8 No. 333-42626 and Form S-8 No. 333-75666) pertaining to the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan and the Registration Statements (Form S-3 No. 333-42624 and Form S-3 No. 333-89076) of our report dated June 10, 2004, with respect to the financial statements of Genisys Consulting, Inc. included in the Current Report (Form 8-K/A) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
June 16, 2004